EXHIBIT 15.3
Consent of Independent Registered Public Accounting Firm
The Supervisory Board of Euronav NV
We consent to the incorporation by reference in the registration statement (No. 333-238472) on Form F-3 of our report dated April 12, 2023, with respect to the consolidated statement of financial position as of December 31, 2022 and 2021, the related consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2022 and the related notes, for Euronav NV and subsidiaries, and the effectiveness of internal control over financial reporting.

/s/ Herwig Florent Henri Carmans

KPMG Bedrijfsrevisoren BV – KPMG Réviseurs d’Entreprises SRL

Zaventem, BELGIUM
April 12, 2023